EXHIBIT 4.69

                        ADMINISTRATION SERVICES AGREEMENT

THIS AGREEMENT dated for reference the 1st day of January 2005

BETWEEN:

               GROSSO GROUP MANAGEMENT LTD., a company incorporated under the laws of British Columbia having a registered office at Suite 1500, 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7

               (herein "GGM")

                                                         PARTY OF THE FIRST PART

AND:

               THOSE PUBLIC CORPORATIONS MORE PARTICULARLY DESCRIBED IN SCHEDULE "A" HERETO

               (each herein "Pubco" and collectively "Pubcos")

                                                      PARTIES OF THE SECOND PART

WHEREAS:

(A) GGM is a company established to provide on a non-exclusive basis, geological, corporate development, administrative and management services for public companies involved in the acquisition, exploration and development of natural resource properties;


(B) Pubco and GGM have agreed that GGM will provide the services more particularly described herein on the terms and conditions of this Agreement and that each Pubco will appoint one of its directors to serve on the board of directors of GGM which board shall comprise only Pubco nominees;

NOW THEREFORE in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

                                     PART 1

                             ADMINISTRATION SERVICES

1.1

               During the term of this Agreement GGM shall generally provide each Pubco (including its affiliates) with the following administration services on a non-exclusive basis:

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                                      -2-


               (a) use of GGM's business premises located at 709 - 837 West Hastings Street, Vancouver, British Columbia, with access to the reception area, the boardroom and other offices as available and agreed to from time to time;

               (b)      receptionist personnel;

               (c) use of office equipment including telephone systems, photocopying, telecopier and computers, and other equipment as required;

               (d) services of administration, accounting, purchasing, secretarial and like support staff on an "as needed" and "as available" basis.

1.2 GGM shall be responsible to pay the premises lease costs and the costs of all office equipment as well as the salaries and benefits of all staff providing the services referred to in ss.1.1 and ss.2.2, but subject to ss.3.3.

1.3 Each Pubco shall pay a monthly fee initially as set forth in Schedule A in consideration of the agreed services hereunder a portion of which fee reflects the value of the availability of the services. The Administration Fee shall be invoiced by GGM on a monthly basis and is a fee which is to represent a full cost-recovery basis to GGM for the cost of providing such services. The monthly fee will be described in reasonable detail in the invoice. The fee shall be based upon a reasonable pro-rating of GGM's costs including its executive staff and other overhead among each Pubco with regard to the mutually agreed average annual level of services provided to each Pubco. GGM staff shall record their daily activities in connection with each Pubco and they shall retain a log for invoicing purposes. The fee shall be reviewed from time to time and the basis may be changed on notice by GGM in the event GGM's costs change or the Pubcos' use of the services is in excess of historical experience or in the event a greater or lesser number of other Pubcos are using GGM's services.


1.4 The administration services to each Pubco shall include bookkeeping, accounting and services in connection with quarterly filings, material change reports and other disclosure filings on SEDAR. Each Pubco shall remain responsible for approving such filings and GGM does not assume liability for the disclosures made therein (except for a loss due to any negligence or wilful misconduct of GGM which is proved before a Court of final jurisdiction).

1.5 Only where otherwise agreed by Pubco and GGM in writing, GGM shall retain suppliers and contractors in connection with each Pubco's approved work programs and shall separately invoice such Pubco for the third party costs and such invoice shall include a handling charge as a percentage of the third party costs, such charge to be in accordance with industry standards and reviewed for reasonableness from time to time.

1.6 Each Pubco acknowledges that GGM intends to enter into substantially similar agreements in future with other public companies and GGM retains the discretion to add, delete or vary its arrangements with such other companies in GGM's sole discretion. As of the date hereof, all Pubcos are described on Schedule "A" hereto which includes an estimate of their anticipated monthly fees. GGM shall not appoint any person as a director of GGM without the consent of a majority of the Pubcos who are parties hereto at the time.


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                                     PART 2

                       GEOLOGICAL AND MANAGEMENT SERVICES

2.1 In addition to the administration services, GGM may, where it first agrees in writing with a Pubco, also supply a Pubco technical and geological management services on a "as needed" and "as available" basis.

2.2 Any future agreement reached in connection with GGM providing or administering technical programs and services shall include details of programs including scheduling, description of activities and related budgets. Upon acceptance (with or without variations) of such recommendations by a Pubco's Board (which acceptance is in the sole discretion of each Pubco's board) GGM to the extent agreed , carry out the agreed program as the agent of the Pubco and shall:

               (a) retain and/or itself provide the required technical and support staff;

               (b) negotiate third party service contracts and provide those that either Pubco or GGM deem necessary or appropriate to each Pubco for execution or execute same as agent for the Pubco. Such third party contracts shall generally include geophysical and geochemical surveys, sampling, line cutting, diamond drilling, engineering, environmental, independent analyses and reporting and such other work as has been recommended by GGM and approved by such Pubco's Board;

               (c) apply for necessary government exploration or work permits and licences;

               (d) provide field staff to supervise and oversee the work of GGM staff and other contractors and subcontractors;

               (e) obtain insurance and assist in making application and relevant filings pertaining to the maintenance of titles to the property as well as filing of assessment work respecting exploration work carried out;

               (f)      general   administration  of  the  exploration  program
               including  accounting,   payment  of  third  party  invoices  and
               reporting thereon; and

               (g) providing assistance with corporate awareness programs regarding a Pubco and its properties.

2.3 For purposes of administration of any exploration program each Pubco shall be or remain for all purposes the participant (and where applicable the operator) of all of its joint venture agreements and GGM's function and status shall be limited to advisor and agent.

2.4 The fee to GGM for any of the additional technical services which may be agreed upon shall be included as part of budgets which are subject to the approval of each Pubco. Unless otherwise agreed, greater than 10% overruns and significant variations (greater than 20%) in the planned programs shall require the prior approval of the relevant Pubco in which case the costs incurred with respect to such overruns and variations shall be for the account of the Pubco.


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                                     PART 3

                       ADDITIONAL RIGHTS AND DUTIES OF GGM


3.1 Each Pubco agrees to severally indemnify and hold harmless GGM, its officers, directors, employees and agents, from any and all claims, suits or demands arising out of the good faith performance of GGM hereunder. Without restricting the generality of the foregoing, each Pubco agrees to promptly pay GGM invoices and to advance funds against written cash calls for work programs wherever reasonably required by GGM to pay for or secure services, to secure equipment, contractors, deposits and the like and to honour all agreements which GGM enters into as agent on behalf of a Pubco with third parties pursuant to a written agreement with that Pubco. The foregoing indemnity shall not apply to losses, claims or suits arising out of GGM's proven negligence or wilful misconduct.

3.2 GGM shall indemnify each Pubco against claims arising out of GGM's acts or omissions to the extent such acts or omissions constitute unauthorized acts, negligent performance of duties, or wilful misconduct as the case may be.

3.3 GGM shall have the right to request of each Pubco that it allocate a reasonable number of shares in its incentive option plan to employees of GGM based on the general amount of time and value added of such staff member. Each such staff member shall be deemed a "service provider" to the Pubco as contemplated by regulatory policy. The allocation of options to GGM staff is understood to constitute an important incentive to reduce the overall employee and consultant costs to the Pubcos on a collective basis and to ensure that GGM staff have an incentive to work diligently for all Pubcos with equanimity.

3.4 GGM agrees to carry out its advisory, administrative and operating activities hereunder in a competent and workmanlike manner for each Pubco, in good faith with a view to the best interests of each Pubco, respectively.

3.5 GGM shall take reasonable precautions to ensure that only authorized personnel of GGM and each Pubco are provided with information respecting the business affairs, exploration results and properties of that Pubco. GGM shall limit access to information respecting exploration developments to its own staff on a need-to-know basis and shall ensure that its personnel acknowledge the need to protect confidentiality of information respecting each Pubco which is developed by or comes into the possession of GGM and that each such individual is in a "special relationship" with each Pubco as contemplated by securities legislation. GGM shall generally maintain confidentiality of each Pubco`s affairs and shall take reasonable precautions to protect the integrity and security of information developed for each Pubco.

3.6 GGM shall not compete with a Pubco for resource property interests and will not acquire any interest in any property of a Pubco or one reasonably related to an existing property or prospect or one which can reasonably be said to be derived from any property of such Pubco either for itself or for another Pubco, without the prior written consent of the board that first Pubco which consent shall be in its sole discretion.


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                                      -5-


3.7 GGM shall not be obligated to provide any information or advice to a Pubco respecting resource property prospects and opportunities which come to the attention of GGM personnel unless such prospects and opportunities can be clearly demonstrated to have been received or obtained primarily as a result of the provision of property-related services by GGM to that Pubco under the terms of this Agreement. Each Pubco acknowledges that GGM is expected to be regularly exposed to resource property opportunities in the ordinary course and may receive resource property prospects and opportunities as a consequence of the services that it provides and otherwise. Each Pubco also acknowledges that GGM may receive unsolicited proposals and opportunities from sources wholly unrelated to any Pubco (or that Pubco) and that those opportunities are as well are acknowledged by each Pubco to be the sole property of GGM which may elect to transfer them to any Pubco or third party in its discretion..

3.8 GGM may terminate this Agreement with respect to any or every Pubco in its sole discretion upon 30 days' notice to any Pubco.


                                     PART 4

                      OTHER RIGHTS AND DUTIES OF EACH PUBCO


4.1 So long as this Agreement is in effect each Pubco shall appoint one of its directors to be a director of GGM who shall by virtue of such appointment have the right to review all aspects of GGM's operations (but subject to retaining confidentiality of any other Pubco's business, properties or prospects information which is not public). Each Pubco shall obtain an agreement from such nominee director that he shall not seek deliberately confidential information respecting any other Pubco (unless such director is also a director of such other Pubco). Each such nominee shall maintain appropriate confidentiality procedures with respect to any GGM information provided to or obtained by such director and particularly with respect to any other Pubco or where such information about another Pubco or its exploration prospects is unavoidably disclosed to the director. Such nominee shall further agree ( and does hereby agree if a signatory hereto) to promptly resign from the board of GGM in the event this Agreement is terminated in respect of that director's Pubco for any reason. Such nominee director shall not use any information acquired by virtue of his directorship in GGM for the purpose of competing with GGM or competing with any other Pubco. Such nominee acknowledges he/she shall be in a "special relationship" with any other Pubco of which he is not already an "insider" if such director obtains confidential information about such other Pubco.

4.2 Any authorized representative of each Pubco, including its auditors and attorneys, shall at all reasonable times have full access to all of the records or information of GGM pertaining to the affairs of that Pubco.

4.3 GGM shall indemnify and save harmless Pubco from any claim, suit or demand which may arise by virtue of any improper act or gross negligence of GGM arising as a consequence of the performance by GGM of this Agreement.

4.4 On execution hereof each Pubco shall subscribe for a single common share of GGM for $1.00 and hereby agrees to resell such share to GGM for $1.00 on termination of this Agreement. Each Pubco shall in no event sell, transfer or otherwise dispose of or encumber such GGM share during the currency


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of this  Agreement.  The  parties  acknowledge  that GGM  shall at all  times be exclusively and equally owned by the Pubcos collectively and that GGM shall not allow any other person to subscribe or be issued shares in GGM nor will GGM otherwise authorize, create or issue any other shares or any other securities in its capital stock without the consent of all of the Pubcos.

                                     PART 5

                                   TERMINATION

5.1 This Agreement insofar as each Pubco is concerned may, after the Initial Period referred to in ss.5.2, be terminated by such Pubco on 30 days' written notice to GGM.GGM shall inform each Pubco of the receipt of each termination notice and GGM shall notify each Pubco at the time it signs a new Pubco agreement and shall provide a copy of such agreement to each existing Pubco. From the date of notice to the date of termination, GGM shall not enter into any new arrangements on behalf of a terminating Pubco (unless already legally committed to do so) without such Pubco's prior consent. During the Initial Period each Pubco may terminate this agreement on its own behalf only to the extent of the bankruptcy, insolvency, or breach by GGM of its duties hereunder (including negligence and wilful misconduct) which breach is not corrected by GGM within 10 days of notice of such breach being delivered by a Pubco and provided it is not bona fide disputed by GGM.

5.2 From the date hereof until the second anniversary (the "Initial Period"), termination hereof by a Pubco shall require greater notice to reflect GGM's investment in establishing facilities and retaining personnel. If a Pubco desires to terminate this Agreement in the first year, it shall pay a termination fee of one-year's basic administration charge as described on Schedule A and if it terminates in the second year, the Pubco shall pay GGM a termination fee of six months' basic administration charge.

5.3 In the event of termination during the course of implementation of any exploration or other program, GGM and the terminating Pubco shall negotiate in good faith to minimize any interruption of such program and to ensure that the costs related thereto are properly accounted for and duly discharged by the terminating Pubco. Notwithstanding any termination of this Agreement in respect of a Pubco, such Pubco shall continue to be bound by any agreements contracted for on its behalf by GGM prior to termination.

5.4 The confidentiality and non-competition provisions of this Agreement which are applicable to GGM and each Pubco and its director nominee shall survive any termination of this Agreement and continue in full force and effect for two years thereafter.

5.5 Upon termination hereof in respect of any Pubco, such Pubco shall cease to use the GGM premises, phone number, etc. and shall make arrangements for the orderly transition of administrative and accounting responsibilities by advice letter to GGM. GGM shall turn over all business, technical, and like

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                                      -7-


records pertaining to the affairs and properties of such terminating Pubco as may be in the possession of GGM although GGM may retain copies for its own records where reasonably required.

5.6 The Parties acknowledge that neither GGM nor any Pubco shall have any exclusive rights during the term hereof nor upon termination hereof to the investor data base maintained by GGM on behalf of all the Pubcos.

5.7 Providing a Pubco has duly paid its services fees for the first two years of the term hereof, the deposit referred to in ss.6.1(c) shall be refunded (without interest) on termination hereof.


                                     PART 6

                              INITIAL TRANSACTIONS


6.1            On execution hereof:


               (a) IMA Exploration Inc.( "IMA") shall be transferred the initial subscriber share in GGM and thereupon Pubco while IMA is the only Pubco, it shall immediately transfer to GGM certain equipment, furniture and leasehold improvements having an agreed fair value of $66,119.28 for the equipment and furniture and $27,057.80 for the leasehold improvements. IMA shall execute such bills of sale as GGM may reasonably require to effect this sale and transfer. GGM and IMA shall account for the $93,177.08 as a shareholder's loan to GGM against which GGM shall offset the initial prepayment and future monthly service charges to IMA until the amount is fully recovered by IMA.IMA warrants that the assets are owned by it free and clear of encumbrances and amounts owing except as disclosed on Schedule B;

               (b) IMA shall sub-lease to GGM the premises at 709 - 837 West Hastings Street, Vancouver, British Columbia, V6C 3N6 on a "all rights for full cost" basis and GGM shall pay the obligations under the sub-lease which shall be equal to IMA's cost under its lease for the same premises. GGM and IMA shall enter into a sub-lease agreement effecting these terms immediately after execution hereof; and

               (c) each Pubco shall pay as a deposit against the last approximately six weeks' services in the amount as set forth on Schedule "A".


                                     PART 7

                                  MISCELLANEOUS

7.1 This Agreement is not assignable by the parties and any purported assignment thereof is void ab initio.

7.2 This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors.


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7.3            This Agreement  shall be construed in accordance with the laws of the province of British Columbia and the parties agree to attorn to such jurisdiction in the event of a dispute hereunder.


7.4 Notices shall be considered effectively given hereunder when personally delivered by a Pubco to GGM or by GGM to a Pubco by personal service only, in each case delivered to a director of the Pubco and a different director of GGM.

7.5 The parties will, insofar as lawfully possible, refer all disputes hereunder to binding arbitration pursuant to a single arbitrator using final offer arbitration.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the 6th day of MAY, 2005 with the intention that it be effective retroactive to January 1st, 2005.


GROSSO GROUP MANAGEMENT LTD.


Per: /s/ Arthur Lang
    ----------------------------------

Dated: May 6, 2005

Each Pubco has executed this Agreement by executing Schedule "A" or a counterpart thereof.



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                                  SCHEDULE "A"

          to the Administration Services Agreement dated for reference the 1st day of January, 2005


-------------------------------------------------------------------------------------------------------------------------
                                                INITIAL
                                                MONTHLY        NAME OF NOMINEE
PUBCO                              DEPOSIT       CHARGE        GGM  DIRECTOR          SIGNATURE AND DATE
-------------------------------------------------------------------------------------------------------------------------

Golden Arrow Resources Corp.       $30,000      $20,000        Manfred Kurschner      /s/ Manfred Kurschner, May 13, 2005
-------------------------------------------------------------------------------------------------------------------------

Amera Resources Corporation        $30,000      $20,000        Nikolaos Cacos         /s/ Nikolaos Cacos, May 9, 2005
-------------------------------------------------------------------------------------------------------------------------

Gold Point Exploration Ltd.        $15,000       $8,500        Nick DeMare            /s/ Nick DeMare, May 13, 2005
-------------------------------------------------------------------------------------------------------------------------

IMA Exploration Inc.              $100,000      $60,000        Joseph Grosso          /s/ Joseph Grosso, May 13, 2005
-------------------------------------------------------------------------------------------------------------------------


(The foregoing figures and Nominees are subject to change from time to time. This Schedule may be executed in counterpart and from time to time)

                                  SCHEDULE "B"

          to the Administration Services Agreement dated for reference the 1st day of January, 2005


--------------------------------------------------------------------------------
                                                RELATED ENCUMBRANCES OR
ASSET DESCRIPTION          AGREED VALUE         OBLIGATIONS (IF ANY)
--------------------------------------------------------------------------------

Computers                     $30,000           None
--------------------------------------------------------------------------------

Furniture                     $30,000           None
--------------------------------------------------------------------------------

Artwork                        $6,000           None
--------------------------------------------------------------------------------

Other                         $27,117           None
--------------------------------------------------------------------------------


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